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                                                                      EXHIBIT 11

                                   COHR INC.

                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

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
                                                                       YEAR ENDED MARCH 31,
                                                                   ----------------------------
                                                                    1997       1996       1995
                                                                   ------     ------     ------
NET INCOME ATTRIBUTABLE TO COMMON STOCK..........................  $4,819     $2,142     $1,368
                                                                   ======     ======     ======
PRIMARY AND FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding...........   5,165      2,391      2,112
  Dilutive effect of stock options and warrants after application
     of treasury stock method....................................     333         11
                                                                   ------     ------     ------
  Number of shares used to compute primary earnings per share....   5,498      2,402      2,112
Primary and fully diluted earnings per share.....................  $ 0.88     $ 0.89     $ 0.65
                                                                   ======     ======     ======
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